File No. (not assigned)


SCOUT WORLDWIDE FUND, INC.


UMB Bank, n.a. investment counsel with shared investment discretion, has filed Form 13F on behalf of the issuer, Scout Worldwide Fund, Inc. Jones & Babson, Inc., investment manager, employs UMB Bank, n.a. as its investment counsel to assist it in the investment advisory function.